MUNIHOLDINGS NEW JERSEY INSURED FUND, INC.

FILE # 811-8621

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
3/20/00	Puerto Rico Comwlth 6.0 7/1/29	$3,000,000	$530,910,993	Goldman Sachs
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